Exhibit 23.2

Consent of Independent Auditors
The Board of Directors
Windfield Holdings Pty Ltd:
We consent to the incorporation by reference in the registration statement (No. 333-234547) on Form S-3 and registration statements (Nos. 33-75622, 333-150694, 333-166828, 333-188599 and 333-223167) on Form S-8 of Albemarle Corporation of our report dated April 9, 2020, with respect to the consolidated statements of financial position of Windfield Holdings Pty Ltd and its subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and consolidated cash flow statements for each of the years then ended, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K/A of Albemarle Corporation.
/s/ KPMG
Perth, Australia
April 15, 2020